EXHIBIT 10.66

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”) is made and entered into as of December 23, 2003, by and between Critical Path, Inc., a California corporation (the “Company”), and Michael J. Zukerman (“Executive”):

W I T N E S S E T H:

WHEREAS, pursuant to that certain Change of Control Severance Agreement, dated as of May 29, 2003, between the Company and Executive (the “Severance Agreement”), the Company and Executive agreed to certain severance benefits upon Executive’s termination of employment in connection with a Change of Control (as defined in the Severance Agreement);

WHEREAS, the Company entered into that certain Convertible Note Purchase and Exchange Agreement, dated as of November 18, 2003 (the “Financing Agreement”), among the Companyand the investors listed therein (each, an “Investor” and collectively, the “Investors”);

WHEREAS, pursuant to the terms of the Financing Agreement, certain of the Investors agreed to lend to the Company $10 million in exchange for convertible secured promissory notes that convert into shares of Series E Preferred Stock of the Company (the “Series E Preferred Stock”) and certain other of the Investors agreed to exchange approximately $32.8 million in face value of the Company’s outstanding 5 ¾% convertible notes for shares of Series E Preferred Stock;

WHEREAS, the Company contemplates undertaking a registered rights offering to its common shareholders to purchase shares of Series E Preferred Stock (the “Rights Offering”) pursuant to which the Investors may acquire additional shares of Series E Preferres Stock;

WHEREAS, in connection with the consummation of the transactions contemplated by the Financing Agreement and the Rights Offering, certain of the Investors will become “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding voting securities; and

WHEREAS, in connection with the Financing Agreement and the Rights Offering and to induce the Investors to consummate the Financing Agreement, Executive has agreed that the transactions contemplated by the Financing Agreement should not constitute a Change of Control under the Severance Agreement:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Notwithstanding the terms and provisions contained in the Severance Agreement and in accordance with Section 11(b) of the Severance Agreement, Executive hereby agrees that the consummation of the transactions contemplated by the Financing Agreement shall not constitute a Change of Control under the Severance Agreement, and Executive expressly waives any rights he may have to any severance benefits under Section 4 of the Severance Agreement in connection with the execution or consummation of the transactions contemplated by the Financing Agreement.

2. Except as expressly waived pursuant to this Agreement, the Severance Agreement is and shall continue to be in a full force and effect in accordance with its terms, and this Agreement shall not constitute the consent by Executive to any other amendment or modification to or waiver of the Severance Agreement or any of the other agreements related to the Severance Agreement.

3. This Agreement may not be amended, waived or modified in any manner without the prior written consent of the party against whom the amendment, waiver or modification is sought to be enforced.

4. This Agreement may be executed by the parties hereto in one or more counterparts, and all of such counterparts shall be deemed to constitute the same instrument, and all such counterparts together shall be deemed an original of this Agreement.

5. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first set forth above.

CRITICAL PATH, INC., a California corporation

By	/s/ William Smartt

Name:	William Smartt
Title:	EVP & CFO

EXECUTIVE

/s/ Michael J. Zukerman

Michael J. Zukerman